UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a party other than the Registrant	☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

TG Venture Acquisition Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Explanatory Note

This supplement (the “Supplement”) to the Definitive Proxy Statement on Schedule 14A filed by TG Venture Acquisition Corp. (“we”, “us”, “our” or the “Company”) with the Securities and Exchange Commission on April 10, 2023, as supplemented from time to time (collectively, the “Proxy Statement”), is being filed to notify our stockholders that (i) the Special Meeting will be postponed from its original date of 10:00 a.m. Eastern Time on April 27, 2023 to 10:00 a.m. Eastern Time on May 4, 2023, and (ii) our Sponsor, or its designees, will deposit additional funds into the Trust Account established in connection with our IPO in the event the Charter Amendment Proposal and the Trust Amendment Proposal are approved at the Special Meeting and the Extension is implemented. Capitalized terms used but not otherwise defined in this Supplement have the meanings ascribed to them in the Proxy Statement.

Postponement of the Special Meeting

The Special Meeting will be postponed from its original date of 10:00 a.m. Eastern Time on April 27, 2023 to 10:00 a.m. Eastern Time on May 4, 2023. The Special Meeting can still be accessed virtually by visiting https:// www.virtualshareholdermeeting.com/TGVC2023SM1. You will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting. The record date for the Special Meeting remains April 3, 2023.

Stockholders who have previously submitted their proxies or otherwise voted and who do not want to change their vote need not take any action. Stockholders as of the Record Date can vote, even if they have subsequently sold their shares. Any stockholders who wish to change their vote and need assistance should contact Okapi at (212) 297-0720, or info@okapipartners.com. In connection with the postponement of the Special Meeting, the Company has further extended the deadline for Public Stockholders to submit their Public Shares for redemption in connection with the Charter Amendment Proposal until 5:00 p.m. Eastern Time on May 2, 2023. Stockholders who wish to withdraw their previously submitted redemption requests may do so prior to the rescheduled meeting by requesting that the transfer agent return such Public Shares prior to 8:00 a.m. Eastern Time on May 4, 2023.

Sponsor Contributions to Trust Account

If the Charter Amendment Proposal and the Trust Amendment Proposal are approved at the Special Meeting and the Extension is implemented, our Sponsor or its designees will deposit into the Trust Account the lesser of (x) $100,000 and (y) $0.04 per share multiplied by the number of Public Shares outstanding on the such applicable date (a “Contribution”, and the Sponsor or its designee making the Contribution, a “Contributor”), on each of May 5, 2023 and on the 5th day of each subsequent calendar month until (but excluding) the Extended Date (each such date, a “Contribution Date”). We have not asked our Sponsor to reserve for, nor have we independently verified whether the Sponsor will have sufficient funds to satisfy, the Contribution.

If a Contributor fails to make a Contribution by an applicable Contribution Date (subject to a three (3) business day grace period), then we will liquidate and dissolve as soon as practicable after such date and in accordance with our Charter. The Contributions will be evidenced by a non-interest bearing, unsecured promissory note and will be repayable upon consummation of an initial Business Combination. If we do not consummate a Business Combination by the Extended Date, such promissory note will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven. Any Contribution is conditioned on the approval of the Charter Amendment Proposal and the Trust Amendment Proposal at the Special Meeting and the implementation of the Extension. No Contribution will occur if such proposals are not approved, or if the Extension is not implemented. If we have consummated a Business Combination or announced our intention to wind up prior to any Contribution Date, any obligation to make Contributions will terminate.

Except as specifically discussed in this Explanatory Note, this Supplement does not otherwise modify or update any other disclosures in the Proxy Statement. This Supplement should be read together with the Proxy Statement, which should be read in its entirety.